BNY Mellon California AMT-Free Municipal Bond Fund, Inc.

Articles of Amendment

BNY MELLON CALIFORNIA AMT-FREE MUNICIPAL BOND FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating BNY Mellon California AMT-Free Municipal Bond Fund, Inc. as BNY Mellon California Municipal Bond Fund, Inc. and the issued and unissued shares of BNY Mellon California AMT-Free Municipal Bond Fund, Inc. as BNY Mellon California Municipal Bond Fund, Inc. shares of the relevant class.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: These Articles of Amendment to the Charter of the Corporation shall become effective on September 30, 2026.

IN WITNESS WHEREOF, BNY Mellon California AMT-Free Municipal Bond Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Secretary who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of her knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

BNY MELLON CALIFORNIA AMT-FREE MUNICIPAL BOND FUND, INC.

By: /s/ Sarah Kelleher

Sarah Kelleher

Secretary

WITNESS:

/s/ Amanda Quinn

Amanda Quinn

Vice President